[MILES & STOCKBRIDGE LETTERHEAD]

                                                                     EXHIBIT 5.1

                                               January 22, 1997

HRE Properties, Inc.
321 Railroad Avenue
Greenwich, Connecticut  06830


Ladies and Gentlemen:

    In connection with the registration under the Securities Act of 1933 (the "Act") of 5,346,081 shares of common stock (the "Common Stock")of HRE Properties, Inc., a Maryland corporation (the "Corporation"), we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on that examination, we advise you that in our opinion the Common Stock has been duly and validly authorized and, when issued upon the terms set forth in the Registration Statement filed with the Securities and Exchange Commission (the "Commission"), will be legally issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                  Very truly yours,

                                                  Miles & Stockbridge,
                                                    a Professional Corporation


                                                  By:/s/ J.W. Thompson Webb
                                                    ----------------------------
                                                    Principal